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                                  Exhibit (15)

November 3, 2003

USG Corporation
125 South Franklin Street
Chicago, Illinois  60606

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of USG Corporation and subsidiaries for the three month and nine month periods ended September 30, 2003 and 2002, as indicated in our report dated October 27, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, is incorporated by reference in Registration Statement Nos. 33-40136, 33-64217, and 33-60563 (as amended) on Form S-3, Registration Statement Nos. 33-22581 (as amended), 33-22930, 33-36303, 33-52715, 33-63554, and 33-65383 on Form S-8, and
Registration Statement No. 33-52573 on Form S-1.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Chicago, Illinois

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